UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATHERONOVA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1915083 (I.R.S. Employer Identification No.)
2301 Dupont Drive, Suite 525, Irvine, CA (Address of Principal Executive Offices)	92612 (Zip Code)

AtheroNova Inc. 2010 Stock Incentive Plan
Option to Purchase Common Stock of AtheroNova Inc.
(Full Title of the Plans)

Mark Selawski, Chief Financial Officer & Secretary
ATHERONOVA INC.
2301 Dupont Drive, Suite 525
Irvine, CA 92612
(Name and Address of Agent for Service)

(949) 476-1100
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gregory Akselrud, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	4,912,462	$2.25	$11,053,039.50	$788.08

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on a per share price of $2.25, the average of the high and low reported sales prices of the Registrant's common stock on the OTC Bulletin Board on October 1, 2010.

Explanatory Note

This registration statement on Form S-8 of AtheroNova Inc. (this “Registration  Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 4,912,462 shares of our common stock, par value $0.0001 per share (the “Shares”).

The Shares to be registered pursuant to this Registration Statement are comprised of the following issuances:
(i)	4,362,964 of the Shares are issuable to participants in the AtheroNova Inc. 2010 Stock Incentive Plan; and
(ii)
549,498 of the Shares are issuable upon the exercise of options granted to Mark Selawski pursuant to an Option to Purchase Common Stock of AtheroNova Inc.  These options were previously granted by AtheroNova Operations, Inc. to Mr. Selawski and were assumed by the Registrant in connection with an Agreement and Plan of Merger dated March 26, 2010, entered into by the Registrant, Z&Z Merger Corporation and AtheroNova Operations, Inc., as previously disclosed in the Registrant’s public filings with the Securities and Exchange Commission.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1).  Such documents are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 4, 2010 (File No. 000-52315);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the Commission on May 7, 2010 (File No. 000-52315);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed with the Commission on August 23, 2010 (File No. 000-52315);

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on April 1, 2010 (File No. 000-52315);

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2010 (File No. 000-52315);

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on June 23, 2010, as amended on August 18, 2010 (File No. 000-52315);

•	The Registrant’s Current Report on Form 8-K, filed with the Commission on September 3, 2010 (File No. 000-52315); and

•
The description of the Registrant’s common stock as set forth in its registration statement on Form S-1 filed with the Commission on June 29, 2010, as amended on August 2, 2010 (File No. 333-167866), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                            Description of Securities.

Not applicable.

Item 5.                            Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation, as amended, and bylaws, as amended, under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors.  The provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

Although we currently do not have any indemnification agreements with any of our directors or executive officers, we may enter into such agreements in the future.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.                 Exemption from Registration.

Not applicable.

Item 8.                 Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.                      Exhibit Description

4.1	Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-52315) filed with the Commission on June 25, 2010.
4.2	Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 000-52315) filed with the Commission on June 23, 2010, as amended on August 18, 2010.
4.3
2010 Stock Incentive Plan.  Incorporated by reference to Exhibit B to the Definitive Information Statement on Schedule 14C (File No. 000-52315) filed with the Securities and Exchange Commission on June 3, 2010.

4.4	Option to Purchase Common Stock of AtheroNova Inc.
5.1	Opinion of Legal Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Legal Counsel. Incorporated by reference to Exhibit 5.1.
24.1	Power of Attorney. Incorporated by reference to the signature page to this Registration Statement on Form S-8.

Item 9.               Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)           To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on October 6, 2010.

ATHERONOVA INC. (Registrant)

By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Thomas W. Gardner and Mark Selawski as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas W. Gardner	Chief Executive Officer and President	October 6, 2010
Thomas W. Gardner
/s/ Mark Selawski	Chief Financial Officer and Secretary	October 6, 2010
Mark Selawski	(Principal Accounting Officer)
/s/	Director	October 6, 2010
Filiberto Zadini, M.D.
/s/ Boris Ratiner	Director	October 6, 2010
Boris Ratiner, M.D.
/s/ Chaim Davis	Director	October 6, 2010
Chaim Davis
/s/ Gary Freeman	Director	October 6, 2010
Gary Freeman